Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waddell & Reed Financial, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri
August 12, 2014